Exhibit 10.22



                                LICENSE AGREEMENT

                                     between

                         TITAN TECHNOLOGIES INCORPORATED
               3206 Candelaria N.E. A1buquerque, New Mexico 87107
                      (hereinafter referred to as "Titan")

                                       and

                                PPT HOLDING, LTD.
                 101 W. Hillside, Suite 6 B, Laredo, Texas 78041
                       (hereinafter referred to as "PPT")

                                   WITNESSETH:

     Whereas, TITAN is the owner of certain proprietary technologies (hereinafter collectively referred to as the "Technology") with respect to recycling of tires in order to recover marketable oil, steel and carbon therefrom (but specifical1y excluding any applications of the Technology with respect to waste products other than tires); and

     Whereas, TITAN has previously authorized use of the Technology in tire recycling plants located in the Republic of Korea (south Korea) and Taiwan and, in connection therewith, has supervised construction and commissioning of such plants; and

     Whereas, PPT believes it has preliminary financial arrangements in place for in construction and operation of three the recycling plants in the Republic of Mexico, at a feed rate of 100-150 tons of tires per day per plant, including satisfactory preliminary commitments for supply of tires at such rate;

     Whereas, has access to a site, building and infrastructure in Nuevo Laredo, Mexico for a plant using the Titan Technology at a rate of not less than 100 tons of shredded tires per day;

     Now therefore, TITAN and PPT agree as follows:

                                I. PLANT LICENSE

A. In consideration of the payment of a non-refundable deposit in the amount of US $340,000.00, of which have been previously received, and the balance of $160,000 to be paid on or before April 30, 2006.

     Titan from and after the date that the $500,000.00 is fully paid grants to PPT an exclusive license (the "License") to utilize its technology and patents for construction and operation of throughout Mexico and to utilize Titan's Technology for the three tire recycling plants in Mexico (the "Plants") on the conditions stated Section I. E below. PPT shall have no ownership rights to the Technology other than the right to utilize Titan's technology in the Republic of Mexico for the construction and operation of three tire recycling plants utilizing Titan's TRTM technology and the license to build and operate additional plants in Mexico on the conditions stated below. Each stage that processes a maximum capacity of tires, not to exceed 150 tons per day is considered to be a plant. The License for each of the first three plants shall commence upon the payment of an additional payment of $300,000 toward the licensing fee as stated in Paragraph I.B. below by PPT, assuming that PPT has funding in place for construction and operation of the plant and pays all other amounts under this License Agreement. Design, permitting, financing, governmental approvals and commencement of construction of the first plant must be completed (hereinafter called "Commencement of Construction") on or before September 15, 2006. If the License fee payment for the first plant of $300,000 is not paid by PPT to Titan and construction commenced on the first plant on or before September 15, 2006, this Agreement and the License shall be and become null and void unless extended by mutual agreement in writing.

     The Commencement of Construction of the second plant must be completed and payment of the initial license fee of $300,000 for said second plant must be paid by PPT to Titan on or before September 15, 2007. The Commencement of Construction of the third plant must be completed and payment of the initial license fee of $300,000 for said third plant must be paid by PPT to Titan on or before September 15, 2008. If PPT fails to build, operate or commence construction of all three plants by September 15, 2008, then the exclusive License for the Republic of Mexico and any plants for which construction has not commenced shall terminate and cease to be exclusive and will become a non-exclusive license of Titan's technology for Mexico and the $200,000 paid for the exclusive license will be applied toward the license fee of the next plant to be built by PPT. If all three plants are not commenced, completed or in operation by September 15, 2008, then the exclusive license fee for Mexico and any plant deposits previously paid will become the property of Titan and the license for any plant(s) for which construction has not commenced will terminate and any further obligation of Titan to PPT cease. The termination of the exclusive license or loss of any license to build a plant or plants will not affect the license granted to PPT for any plants built or commenced prior to September 15, 2008. If PPT builds all three plants prior to September 15, 2008, PPT will be granted the exclusive license for Titan's Technology for the Republic of Mexico in perpetuity (the "Territory"), subject to payment of Titan's then applicable license fee for each plant and execution of Titan's then applicable license agreement for each plant.

B. The Licensing Fee for the Territory of Mexico and the balance of fees and royalties for each plant will be paid to Titan in accordance with the following schedule:

     (i) An initial deposit of $100,000.00 for each of the three plants ($300,000.00) and the $200,000.00 license fee for Mexico (US $340,000 of which has previously been paid) shall be paid by PPT to Titan no later than April 30, 2006; and

     (ii) $300,000 shall be paid upon commencement of construction of each plant;

     (iii)$300,000 shall be paid upon completion of construction of each plant; and

     (iv) $300,000 shall be paid to Titan when each plant reaches a maximum capacity of tires, not to exceed 150 tons per day.

     (v) Production royalties shall commence when each plant reaches a maximum capacity of tires, not to exceed 150 tons per day.

     The production royalties shall be $4.00 per U.S. ton of tires fed into the plant for processing, payable quarterly by January 30, April 30, July 30, and October 30 for the preceding quarter for every quarter after each plant reaches a maximum capacity of tires, not to exceed 150 tons per day.

C. PPT shall be responsible for completing detailed engineering for each plant(in consultation with Titan) with an engineering firm pre-approved in writing by Titan based upon process flow diagrams previously furnished by Titan and preliminary design work performed by Lockwood Greene.

D. Titan agrees to provide two Titan technical personnel to be under the direction of PPT to provide such technical assistance as may be necessary or advisable for detailed engineering construction, commissioning and operations of each plant, including the period following execution of this Agreement until the Initial Plant is completed and until each Plant has become fully operational. The salaries and travel expenses of such technical personnel shall be paid for by PPT on a current basis within 10 days after the end of any month during which Titan technical personnel provide services for PPT away from Titan's Albuquerque office. For purposes of this Agreement, the salaries payable by PPT for said technical personnel shall be based upon an annual salary of $75,000 per person plus applicable payroll taxes and Titan shall notify PPT what portion of said employee's monthly salary and what travel expenses were actually incurred working on the Initial Plant at PPT's direction out of Albuquerque, based upon a 4O hour work week.

     Also, prior to execution of this Agreement Titan has provided to PPT copies of U.S. Patents 5,871,619 and 5,714,043. IRT acknowledges that Pat. No. 5,714,043 has lapsed and a new provisional patent has been filed by Titan with the U.S Patent Office. Titan and PPT are satisfied that Titan's technology is sufficient to operate the proposed plants.

E. The exclusive license to utilize Titan's Technology in the Republic of Mexico shall commence when Commencement of Construction of the first plant begins and the initial license fee payment of $300,000 for said first plant is delivered to Titan. Said license shall be exclusive as to each plant for such period as each Plant is in continuous operation. The License shall also be deemed to grant PPT the right to use the Technology for the purpose of generating electric power within the defined Territory through combustion of products produced using the Technology. Titan shall not grant licenses for the tire recycling Technology (including its use for generation of electric power) to third parties in the Republic of Mexico, so long as the conditions of Article I above are met.

                              II. SUBSEQUENT PLANTS

A. PPT may add additional plant locations when PPT identifies other locations and has the necessary financing in place and is ready to sign a licensing agreement for any subsequent plant.

         The license fee for each additional plant shall be $l,000,000 per plant, 25% of which shall be paid to Titan at the time the License is granted; 25% of which shall be paid at the time construction commences; 25% of which shall be paid at the time construction is completed: and 25% of which shall be paid when operation of the plant reaches a maximum capacity of tires, not to exceed 150 tons per day.

     Production royalties for each subsequent plant shall be paid quarterly as stated above.

     Each subsequent plant shall have its own form of Agreement.

B. PPT acknowledges that Titan has on-going discussions with third parties for construction of tire recycling plants using the Technology with respect to other locations outside the Republic of Mexico and that Titan shall have the free and unfettered right to conclude licensing transactions for the Technology in any other area, state or country.

     Nothing shall prevent Titan from negotiating or completing a merger, consolidation, reorganization or similar transaction with a third party that desires to purchase tire recycling or other technologies owned or controlled by Titan, subject to the provisions of this Agreement.

C. Titan and PPT mutually acknowledge and agree that Titan shall be free and unencumbered to pursue other opportunities outside the Territory covered by the License.

                             III. GENERAL PROVISIONS

A. Titan represents that its technology includes the above described patents and other trade secrets and know how with respect to the Technology.

B. Titan and PPT shall use reasonable efforts to ensure that Titan's patent rights are protected and enforced within. the Territory covered by the License. Titan shall retain exclusive ownership of the Technology, including the patents and patent rights. In addition, all proprietary rights to design, know-how, copyright or improvements or modifications to the process or processes shall remain or become the exclusive property of Titan, and PPT agrees to execute such documents as may be required from time to time to assign and transfer to Titan such rights at no further costs or fees to Titan.

C. Titan shall exclusively be entitled to apply for and register any patents or patent improvements arising out of this Agreement or definitive Agreements hereafter, and PPT shall sign all necessary applications or otherwise provide its approval with respect to any such applications or registrations. PPT shall similarly assist Titan in protecting its patent rights or proprietary knowledge within the scope of the License and this Agreement.

D. All prior agreements signed by the parties prior to this Agreement are hereby null and void, except for the document entitled Confidentiality and Non-Circumvention Agreement, which is attached hereto as Exhibit A (and by this reference made a part hereof), which shall survive any termination of this Agreement.

E. This transaction will be effective when signed by all parties hereto. Each party states that it has adopted the appropriate corporate resolutions authorizing adoption and completion of this transaction and that the persons signing for each corporation have the requisite corporate authorization and capacity to sign this Agreement

                                 IV. TERMINATION

     This Agreement shall terminate upon the occurrence of the following events:

     (i) Failure of PPT to make any of the payments required in this Agreement on or before the dates provided for said payments herein, unless such failure is cured within Fifteen (15) business days following the date written notice by Titan that any such payment has not been received is delivered to PPT at the address below, or such other address provided to Titan by PPT.

     (ii) By mutual agreement of the parties; or

     (iii) In the event any Plant is constructed and operated, this Agreement shall terminate as to any such plant upon the permanent cessation of operations of said Plant and the winding up of all matters in connection with the cessation of operations

                        V. ARBITRATION AND GOVERNING LAW

This Agreement is governed by the laws of the State of New Mexico. Any disputes concerning this Agreement shall be Exclusively and finally settled by arbitration in accordance with the provisions of the Uniform Arbitration Act as in effect in the State of New Mexico with venue lying in Albuquerque, New Mexico. Provided, however, that nothing contained herein shall be deemed to restrict the right of Titan to seek other remedies in any jurisdiction of its choosing in the event that any such dispute re1ates to alleged violation of the Confidentiality and Non- Circumvention Agreement attached hereto as Exhibit A.

                                   VI. NOTICES

Notices hereunder shall be given in writing and addressed to the parties at the respecti1re addresses set forth on the first page of this Agreement. Notices shall not be effective unti1 receipt has been confirmed to the Party sending the notice. Provided, however, that notices hereunder shall a1so be effective if personally delivered to an officer of the recipient or given by facsimile copier with receipt confirmed. For purposes of this Article, the facsimi1e copier number of Titan is (505) 881-71l3 (Attention: Mr. Ron Wi1der) the fax address for PPT is O11- 52-867-713--0460 (Attention: Mr. Edmundo Peredo and to 1-956-717-3482 and by mail to PPT at 101 W. Hillside, Suite 6 B, Laredo, Texas 78041.

     In witness whereof, the parties have executed this Agreement this 9th day of February, 2OO6.


      Titan Technologies Incorporated

      By:  /s/ Ronald L. Wilder
           ----------------------------------------
           Ronald L. Wilder
           President

           Pioneer Processing Technologies, Ltd.

      By:  /s/ Jose Victor Vallejo Guerrero
           ----------------------------------------
           Jose Victor Vallejo Guerrero


      By:  /s/ Jose Luis Edmundo Peredo Tornedo
           ----------------------------------------
           Jose Luis Edmundo Peredo Tornedo